EXHIBIT 4

Consent of Independent Chartered Accountants

We consent to the inclusion in Ivanhoe Mines Ltd.’s Annual Report on Form 40-F for the year ended December 31, 2003, of our Independent Auditors’ Report dated March 29, 2004 and to the references to us in such Form 40-F.

(Signed) Deloitte & Touche LLP

Vancouver, British Columbia
Canada
March 29, 2004